Exhibit 99.4

AGREEMENT TO FORM JOINT VENTURE BETWEEN SHANDONG JINDALU AND ZAP

Recognizing that petroleum is a finite source of energy and that 54% of all petroleum is used to fuel our vehicles, and that one of the major causes of global pollution and global warming is the burning of petroleum in conventional vehicles and that one of the fastest growing segments of CO2 production is the replacement of bicycles in the world with conventional, non-efficient petro burning vehicles:

ZAP and SJ agree to form JV to design and manufacture a new generation of low cost advanced transportation vehicles that will run efficiently on gas, electricity, alcohol and other advanced technology and fuels.

The JV will be the global manufacturer, and ZAP will be the international distributor.

The JV invites entrepreneurs, capitalists, governmental and educational institutions throughout China and the world to join the effort. The JV also seeks energy storage and battery companies, solar companies, engine developers, new material companies, automobile part suppliers and engineers and designers throughout the world to join in the new venture.

Our work on the ZAP Micro Cars, energy efficient gas cars and on the Xebra has shown that new approaches to transportation are possible. Visionary dealers are taking the pioneering steps to offer our new lines of vehicles. Scientists, climate and pollution data and the current state of affairs as well as the price of oil is telling us that we must change our ways. What is needed is real leadership. We are proud to be part of the first true collaboration between the USA and China in manufacturing design and distributing our first generation of ZAP Cars.

Much more can be done. The purpose of this JV is to further develop these ideas and distribute new generations of low cost energy efficient vehicles throughout the world.

These include:

A 4 passenger vehicle that can run on gas that gets in excess of 70 miles per gallon
A solar electric sports car that receives a portion of its energy from the Sun.
An ethanol based vehicle that runs on either ethanol or unleaded gas.
An all electric long range electric vehicle.
Plug in hybrid

For a 25 percent interest,
ZAP, a U.S. public listed NYSE Arca company will provide $350,000 in cash or stock for the JV. The parties will maximize the publicity of this JV.

“Although many companies talk about doing things for the environment, we are proud to be part of a JV that both parties are dedicated toward bringing vehicles to the market that can bring not only good returns to our shareholders, but to the planet as well”, said Mr. Lu, President of Shandong.

“We have searched all through China and have found Mr. Lu to be unique in his entrepreneurial spirit. Having worked closely with Mr. Lu for over one year, we feel we have found a trustworthy and dedicated partner”, said Mr. Starr, Chairman of ZAP.

Agreed,

/s/ Mr. Lu                                              /s/Gary Starr
Shandong                                              ZAP

2006.9.21                                             9/21/06